                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             KERR MCGEE CORPORATION

                (Name of Registrant as Specified In Its charter)

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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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     previously. Identify the previous filing by registration statements number,
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

[KERR McGEE LOGO]

                        KERR-MCGEE REPORTS 1998 RESULTS

     OKLAHOMA CITY (Jan. 28, 1999) -- Kerr-McGee Corp. (NYSE: KMG) reports net income for the year 1998 was $50 million ($1.06 per share), compared with $194 million ($4.04 per share) in 1997. Excluding $277 million of income from discontinued operations and net special charges of $264 million, 1998 after-tax income was $37 million (77 cents per share), compared with $151 million ($3.15 per share) in 1997. These amounts include $3 million of after-tax foreign currency losses in both years.

     For the 1998 fourth quarter, a net loss of $246 million ($5.17 per share) was recorded, compared with 1997 fourth-quarter net income of $45 million (95 cents per share). Excluding $250 million of asset write-downs, 1998 fourth-quarter income from continuing operations was $4 million (9 cents per share), compared with $34 million (73 cents per share) in the prior year's period. These amounts include after-tax foreign currency gains of $5 million in the 1998 quarter and foreign currency losses of $7 million in the 1997 quarter.

     "In 1998, Kerr-McGee moved forward with its strategic plan for long-term growth," said Luke R. Corbett, Kerr-McGee chairman and chief executive officer. "However, lower oil and gas prices negatively impacted 1998 earnings by approximately $100 million. In 1997, Kerr-McGee announced its intent to focus on two core businesses, the exploration and production of oil and gas and the production and marketing of titanium dioxide pigment. As part of this strategy, the company announced four major transactions last year."

     "In January 1998, Kerr-McGee announced its intent to exit the coal business and completed the sale of those operations in July. In March, Kerr-McGee acquired 80% of Bayer AG's European titanium dioxide pigment business. This acquisition, along with the expansion of our Hamilton pigment facility in

Mississippi, increased our annual production capacity by approximately 80%. Kerr-McGee enhanced its oil and gas portfolio by purchasing the United Kingdom North Sea assets of Gulf Canada Resources Limited effective March 31, and in October, announced plans to merge with Oryx Energy Company. Kerr-McGee is taking advantage of the current market environments to make strategic acquisitions in our two core businesses to build long-term value for stockholders," Corbett said.

FOURTH-QUARTER SPECIAL ITEMS

     The 1998 quarter included an after-tax, noncash write-down of $250 million related to the impairment of certain oil and gas assets and noncore chemical operations, which results from the current outlook for weak pricing of oil and gas and certain chemical products. Other special items aggregated less than $1 million.

FOURTH-QUARTER RESULTS EXCLUDING SPECIAL ITEMS

     Operating profit for the quarter was $16 million. Exploration and production incurred an $11 million loss, compared with a $44 million profit in the 1997 quarter. Declines of 40% and 29% in average oil and gas sales prices, respectively, negatively impacted the 1998 operating results by about $55 million. Higher sales volumes of both oil and gas were not sufficient to offset these declines and higher exploration expenses.

     Chemical operating profit rose to $27 million from $22 million in the 1997 quarter, primarily due to higher titanium dioxide pigment prices and the sales volume from European pigment operations acquired in March 1998.

     Nonoperating expense decreased $6 million from the 1997 quarter. This change resulted primarily from $7 million in foreign currency gains and $3 million in equity earnings for the 1998 quarter, contrasted with $7 million of foreign currency losses and $9 million of equity income in the prior year's quarter. Net interest expense increased $2 million from the prior year due to increased borrowings for the company's acquisitions during 1998.

1998 RESULTS EXCLUDING SPECIAL ITEMS

     Exploration and production's operating profit was $13 million, a decline from $178 million in 1997. The decrease was primarily caused by declines of 36% and 15% in average crude oil and natural gas prices, respectively, and higher exploration costs, partially offset by higher oil and gas sales volumes.

     Chemical operating profit rose 38% to $115 million, primarily as a result of higher titanium dioxide pigment prices and the March 1998 purchase of 80% of Bayer AG's European pigment operations. This was partially offset by higher per-unit production costs for pigment.

     Nonoperating results for the year were adversely impacted by lower equity earnings. In addition, net interest expense increased by $9 million, due to higher borrowings.

CRUDE OIL, NATURAL GAS PRODUCTION AND PRICES

     Kerr-McGee's average daily proprietary oil production for the 1998 fourth quarter was 69,500 barrels, up 22% from 56,800 barrels a year ago. For the year, production averaged 66,800 barrels of oil per day, up from 56,900 barrels in 1997. The increase in oil production resulted from the acquisition of the North Sea assets of Gulf Canada Resources Limited, which was effective March 31, 1998.

     Fourth-quarter oil prices averaged $10.74 per barrel, down from $18.05 in the 1997 period. For the year, average oil prices were $11.88 per barrel, compared with $18.51 in 1997.

     Fourth-quarter daily proprietary natural gas sales averaged 193 million cubic feet, up 18% from 163 million cubic feet in the 1997 fourth quarter. For the year, natural gas sales volumes totaled 198 million cubic feet per day, compared with 184 million cubic feet in 1997.

     Natural gas sales prices averaged $2.06 per thousand cubic feet in the fourth quarter, down from $2.90 in the 1997 period, and $2.18 per thousand cubic feet for the year, compared with $2.56 in 1997.

SALES AND CAPITAL EXPENDITURES

     Fourth-quarter sales were $351 million, compared with $345 million in the 1997 fourth quarter. Sales for the full-year totaled $1.4 billion in both 1998 and 1997.

     Fourth-quarter 1998 cash capital expenditures were $137 million, compared with $88 million in the 1997 period. For the year, cash capital expenditures (excluding acquisitions) were $550 million.

     Kerr-McGee is an energy and chemical company with worldwide operations and $3.3 billion in assets. Consummation of the merger with Oryx remains subject to the approval of stockholders of each company, along with customary closing conditions. The transaction is anticipated to close in the first quarter of 1999. The issuance of Kerr-McGee stock in the merger will be made only by means of prospectus.

(Forward-looking statements in this news release depend on certain events, risks and uncertainties that may be outside the company's control, such as the success of the oil and gas exploration and production program, acceptance of consumer products for which Kerr-McGee's chemical business supplies raw materials, general economic conditions and other risks discussed in the company's Form 10-K and other filings with the SEC. Actual results and developments may differ from those expressed or implied in this news release.)

CONTACT: Debbie Schramm
         (405) 270-2877

                KERR-MCGEE CORPORATION AND SUBSIDIARY COMPANIES
                                  (UNAUDITED)

                                                              FOURTH QUARTER                 TWELVE MONTHS
                                                                  ENDED                          ENDED
                                                               DECEMBER 31,                  DECEMBER 31,
                                                            ------------------   % INC    -------------------   % INC
                                                              1998     1997(*)   (DEC)      1998     1997(*)    (DEC)
                                                            --------   -------   -----    --------   --------   -----
                                                                 (MILLIONS OF DOLLARS, EXCEPT PER-SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF INCOME
Sales.....................................................  $  350.7   $345.1      2      $1,395.7   $1,388.3     1
                                                            --------   -------            --------   --------
Costs and Expenses
  Costs and operating expenses............................     218.4    178.2     23         816.8      738.9    11
  Selling, general and administrative expenses............      74.6     29.8    150         176.2      137.4    28
  Depreciation and depletion..............................      63.0     59.4      6         269.1      238.7    13
  Asset impairment........................................     370.0       --     NM         370.0         --    NM
  Exploration, including dry holes and amortization of
    undeveloped leases....................................      27.6     23.0     20          84.1       64.7    30
  Taxes, other than income taxes..........................       3.0      4.5    (33)         17.9       20.5   (13)
  Interest and debt expense...............................      14.9     12.9     16          58.3       46.4    26
                                                            --------   -------            --------   --------
        Total Costs and Expenses..........................     771.5    307.8    151       1,792.4    1,246.6    44
                                                            --------   -------            --------   --------
                                                              (420.8)    37.3     NM        (396.7)     141.7    NM
Other Income..............................................      23.6     11.5    105          21.7       90.4   (76)
                                                            --------   -------            --------   --------
Income (Loss) from Continuing Operations before
  Income Taxes............................................    (397.2)    48.8     NM        (375.0)     232.1    NM
Provision (Benefit) for Income Taxes......................    (150.9)    13.8     NM        (147.8)      71.0    NM
                                                            --------   -------            --------   --------
Income (Loss) from Continuing Operations..................    (246.3)    35.0     NM        (227.2)     161.1    NM
Income from Discontinued Operations, Net of Income
  Taxes...................................................        --     10.2     NM         277.4       32.7    NM
                                                            --------   -------            --------   --------
Net Income (Loss).........................................  $ (246.3)  $ 45.2     NM      $   50.2   $  193.8   (74)
                                                            ========   =======            ========   ========
Earnings (Loss) per Share
  Diluted
    Continuing Operations Excl. Special Items.............  $   0.09   $ 0.73    (88)     $   0.77   $   3.15   (76)
    Continuing Operations.................................     (5.18)    0.74     NM         (4.78)      3.36    NM
    Total.................................................     (5.17)    0.95     NM          1.06       4.04   (74)
  Basic
    Continuing Operations Excl. Special Items.............      0.09     0.73    (88)         0.77       3.17   (76)
    Continuing Operations.................................     (5.18)    0.74     NM         (4.78)      3.38    NM
    Total.................................................  $  (5.17)  $ 0.95     NM      $   1.06   $   4.06   (74)
Average Shares Outstanding (thousands)....................    47,166   47,679     (1)       47,504     47,808    (1)
Shares Outstanding at End of Period (thousands)...........                                  47,167     47,686    (1)
Foreign Currency Gains (Losses)...........................  $    7.3   $ (6.5)    NM      $   (1.4)  $   (2.7)  (48)
SELECTED BALANCE SHEET INFORMATION
Cash......................................................                                   114.0      182.6   (38)
Current Assets............................................                                   751.1      688.5     9
Total Assets..............................................                                 3,343.7    3,096.1     8
Current Liabilities.......................................                                   536.1      523.0     3
Short-Term Debt...........................................                                    34.6       26.6    30
Long-Term Debt............................................                                   901.3      552.0    63
Stockholders' Equity......................................                                 1,336.1    1,440.0    (7)
SELECTED CASH FLOW INFORMATION
Cash Provided (Used) by Operating Activities..............      (9.0)   141.9     NM         104.3      569.1   (82)
Depreciation, Depletion and Amortization..................      68.0     68.7     (1)        297.8      270.5    10
Dividends Paid............................................      21.3     21.5     (1)         85.7       84.5     1
Cash Capital Expenditures
  Exploration and production..............................     110.6     60.6     83         439.5      213.1   106
  Chemicals...............................................      25.1     18.4     36          92.1       90.5     2
                                                            --------   -------            --------   --------
                                                               135.7     79.0     72         531.6      303.6    75
  All other...............................................       1.5      2.0    (25)          8.0       10.6   (25)
  Discontinued operations.................................        --      7.0     NM          10.3       26.9   (62)
                                                            --------   -------            --------   --------
        Total.............................................  $  137.2   $ 88.0     56      $  549.9   $  341.1    61
                                                            ========   =======            ========   ========

---------------

(*) Certain prior year amounts have been reclassified to conform with the current year's presentation.

                KERR-MCGEE CORPORATION AND SUBSIDIARY COMPANIES
                                  (UNAUDITED)

                                              FOURTH QUARTER
                                                   ENDED                 TWELVE MONTHS ENDED
                                               DECEMBER 31,        %        DECEMBER 31,         %
                                             -----------------    INC    -------------------    INC
                                              1998     1997(*)   (DEC)     1998     1997(*)    (DEC)
                                             -------   -------   -----   --------   --------   -----
                                                              (MILLIONS OF DOLLARS)
SEGMENT INFORMATION
SALES
  Exploration and production...............  $ 112.3   $149.6     (25)   $  462.8   $  628.0    (26)
  Chemicals................................    238.3    195.4      22       932.6      760.0     23
                                             -------   ------            --------   --------
                                               350.6    345.0       2     1,395.4    1,388.0      1
  All other................................      0.1      0.1      --         0.3        0.3     --
                                             -------   ------            --------   --------
          Total............................  $ 350.7   $345.1       2    $1,395.7   $1,388.3      1
                                             =======   ======            ========   ========
OPERATING PROFIT (LOSS)
  Exploration and production...............  $(324.4)  $ 43.3      NM    $ (301.5)  $  175.2     NM
  Chemicals................................    (29.8)    19.3      NM        56.0       81.1    (31)
                                             -------   ------            --------   --------
          Total............................   (354.2)    62.6      NM      (245.5)     256.3     NM
Net Interest Expense.......................     (4.6)    (9.3)    (51)      (24.0)     (34.4)   (30)
Income (Loss) from Equity Affiliates.......      1.0      9.2     (89)      (11.6)      32.0     NM
Other Expense..............................    (39.4)   (13.7)    188       (93.9)     (21.8)    NM
Taxes on Income............................    150.9    (13.8)     NM       147.8      (71.0)    NM
                                             -------   ------            --------   --------
Income (Loss) from Continuing Operations...   (246.3)    35.0      NM      (227.2)     161.1     NM
Income from Discontinued Operations, Net of
  Income Taxes.............................       --     10.2      NM       277.4       32.7     NM
                                             -------   ------            --------   --------
Net Income (Loss)..........................  $(246.3)  $ 45.2      NM    $   50.2   $  193.8    (74)
                                             =======   ======            ========   ========
NET OPERATING PROFIT (LOSS)
  Exploration and production...............  $(217.7)  $ 26.4      NM    $ (205.0)  $  107.1     NM
  Chemicals................................    (18.8)    12.5      NM        35.4       52.1    (32)
                                             -------   ------            --------   --------
          Total............................   (236.5)    38.9      NM      (169.6)     159.2     NM
Net Interest Expense.......................     (3.1)    (5.6)    (45)      (14.8)     (24.0)   (38)
Income (Loss) from Equity Affiliates.......      1.0      9.2     (89)      (11.6)      32.0     NM
Other Expense..............................     (7.7)    (7.5)      3       (31.2)      (6.1)    NM
Income from Discontinued Operations, Net of
  Income Taxes.............................       --     10.2      NM       277.4       32.7     NM
                                             -------   ------            --------   --------
Net Income (Loss)..........................  $(246.3)  $ 45.2      NM    $   50.2   $  193.8    (74)
                                             =======   ======            ========   ========
SPECIAL ITEMS, NET OF INCOME TAXES
Income tax settlement......................  $  22.0   $   --      NM    $   41.2   $     --     NM
Settlements with insurance carriers........      1.6       --      NM         8.0        7.9      1
Effect of tax rate change -- U.K...........      1.3       --      NM         7.8         --     NM
Asset impairment...........................   (250.0)      --      NM      (250.0)      (0.4)    NM
Noncash charge by equity affiliate.........       --       --      NM       (27.1)        --     NM
Environmental provisions, net..............    (26.3)      --      NM       (26.5)     (12.7)   109
Gain (loss) on the sale of assets..........       --      4.0      NM       (12.1)       0.4     NM
Restructuring accrual......................       --       --      NM        (4.2)        --     NM
Gain on the sale of equity securities......       --       --      NM          --       12.0     NM
Other......................................      0.7     (3.4)     NM        (0.9)       3.0     NM
                                             -------   ------            --------   --------
          Total............................  $(250.7)  $  0.6      NM    $ (263.8)  $   10.2     NM
                                             =======   ======            ========   ========

---------------

(*) Certain prior year amounts have been reclassified to conform with the current year's presentation.

                KERR-MCGEE CORPORATION AND SUBSIDIARY COMPANIES
                                  (UNAUDITED)

                                                               FOURTH QUARTER               TWELVE MONTHS
                                                                    ENDED                       ENDED
                                                                DECEMBER 31,                DECEMBER 31,
                                                              -----------------   % INC   -----------------   % INC
                                                               1998     1997(*)   (DEC)    1998     1997(*)   (DEC)
                                                              -------   -------   -----   -------   -------   -----
                                                                              (MILLIONS OF DOLLARS)
SEGMENT INFORMATION EXCLUDING SPECIAL ITEMS
OPERATING PROFIT (LOSS)
  Exploration and production................................  $ (11.4)  $ 43.8      NM    $  12.8   $177.8     (93)
  Chemicals.................................................     27.2     21.6      26      115.1     83.7      38
                                                              -------   ------            -------   ------
        Total...............................................     15.8     65.4     (76)     127.9    261.5     (51)
Net Interest Expense........................................    (11.1)    (9.3)     19      (43.1)   (34.4)     25
Income from Equity Affiliates...............................      3.0      9.2     (67)      17.5     32.0     (45)
Other Expense...............................................     (3.0)   (17.5)    (83)     (42.8)   (42.7)     --
Taxes on Income.............................................     (0.3)   (13.4)    (98)     (22.9)   (65.5)    (65)
                                                              -------   ------            -------   ------
Income from Continuing Operations Excluding Special Items...      4.4     34.4     (87)      36.6    150.9     (76)
Special Items, Net of Income Taxes..........................   (250.7)     0.6      NM     (263.8)    10.2      NM
Income from Discontinued Operations, Net of Income Taxes....       --     10.2      NM      277.4     32.7      NM
                                                              -------   ------            -------   ------
NET INCOME (LOSS)...........................................  $(246.3)  $ 45.2      NM    $  50.2   $193.8     (74)
                                                              =======   ======            =======   ======
NET OPERATING PROFIT (LOSS)
  Exploration and production................................  $  (7.7)  $ 26.7      NM    $  (0.7)  $108.8      NM
  Chemicals.................................................     18.3     14.0      31       73.9     53.8      37
                                                              -------   ------            -------   ------
        Total...............................................     10.6     40.7     (74)      73.2    162.6     (55)
Net Interest Expense........................................     (7.3)    (5.6)     30      (27.1)   (24.0)     13
Income from Equity Affiliates...............................      3.0      9.2     (67)      17.5     32.0     (45)
Other Expense...............................................     (1.9)    (9.9)    (81)     (27.0)   (19.7)     37
Special Items, Net of Income Taxes..........................   (250.7)     0.6      NM     (263.8)    10.2      NM
Income from Discontinued Operations, Net of Income Taxes....       --     10.2      NM      277.4     32.7      NM
                                                              -------   ------            -------   ------
NET INCOME (LOSS)...........................................  $(246.3)  $ 45.2      NM    $  50.2   $193.8     (74)
                                                              =======   ======            =======   ======

---------------

(*) Certain prior year amounts have been reclassified to conform with the current year's presentation.

                KERR-MCGEE CORPORATION AND SUBSIDIARY COMPANIES
                                  (UNAUDITED)

                                                              FOURTH QUARTER             TWELVE MONTHS
                                                                   ENDED                     ENDED
                                                               DECEMBER 31,              DECEMBER 31,
                                                              ---------------   % INC   ---------------   % INC
                                                               1998     1997    (DEC)    1998     1997    (DEC)
                                                              ------   ------   -----   ------   ------   -----
Crude oil & condensate production (thousands of bbls/day)
  United States.............................................    22.0     23.1     (5)     22.2     24.2    (8)
  North Sea.................................................    39.3     23.2     69      34.4     23.4    47
  China.....................................................     6.1      8.8    (31)      7.6      8.8   (14)
  Other.....................................................     2.1      1.7     24       2.6      0.5    NM
                                                              ------   ------           ------   ------
        Total proprietary production........................    69.5     56.8     22      66.8     56.9    17
  Proportionate interest in equity affiliate's production...     7.3      7.4     (1)      7.8      7.3     7
                                                              ------   ------           ------   ------
        Total...............................................    76.8     64.2     20      74.6     64.2    16
                                                              ======   ======           ======   ======
Average price of crude oil sold (per bbl.)
  United States.............................................  $10.03   $17.91    (44)   $11.70   $18.53   (37)
  North Sea.................................................   11.01    18.42    (40)    11.97    18.77   (36)
  China.....................................................   11.11    17.35    (36)    11.79    17.71   (33)
  Other.....................................................   11.52    18.74    (39)    12.40    18.59   (33)
        Average.............................................  $10.74   $18.05    (40)   $11.88   $18.51   (36)
Natural gas sold (MMCF/day)
  United States.............................................     163      137     19       165      155     6
  North Sea.................................................      30       26     15        33       29    14
                                                              ------   ------           ------   ------
        Total proprietary sales.............................     193      163     18       198      184     8
  Proportionate interest in equity affiliate's sales........      73       58     26        75       59    27
                                                              ------   ------           ------   ------
        Total...............................................     266      221     20       273      243    12
                                                              ======   ======           ======   ======
Average price of natural gas sold (per MCF)
  United States.............................................  $ 1.99   $ 2.98    (33)   $ 2.12   $ 2.57   (18)
  North Sea.................................................    2.48     2.49     --      2.49     2.52    (1)
        Average.............................................  $ 2.06   $ 2.90    (29)   $ 2.18   $ 2.56   (15)
Industrial and specialty chemical sales (thousands of
  tons).....................................................     149      132     13       530      488     9
Heavy minerals sales (thousands of tons)....................      24       16     50        76       51    49
Treated forest product sales (millions of board feet).......      44       46     (4)      225      218     3

                                                                     [ORYX LOGO]

NYSE:ORX                                                   FOR IMMEDIATE RELEASE
                                                                JANUARY 28, 1999

                        ORYX ENERGY REPORTS RESULTS FOR
                          FOURTH QUARTER AND YEAR 1998

     Oryx Energy reported a net loss of $71 million, or $.67 per share, for the quarter ended December 31, 1998, compared to net income of $39 million, or $.37 per share, for the same quarter last year. Revenues for the 1998 fourth quarter were $190 million versus $301 million for 1997.

     Net loss for 1998 was $95 million, or $.90 per share compared to net income of $170 million, or $1.61 per share for 1997. Revenues generated in 1998 were $820 million compared to $1,197 million in 1997.

     "Our fourth quarter revenues were significantly lower, particularly hard hit by oil prices that averaged 34 percent below the prior year," said Robert L. Keiser, chairman and CEO.

     The 1998 fourth quarter net loss of $71 million includes a $49 million after-tax non-cash asset write-down in accordance with FAS 121 primarily due to low oil and gas prices, a $5 million net charge for employee terminations, a $1 million gain on sale of assets and a $2 million benefit from the remeasurement of foreign deferred taxes. By comparison, the 1997 fourth quarter net income of $39 million includes a $1 million charge from remeasurement of foreign deferred taxes and a $2 million extraordinary loss from the early renewal of a revolving credit agreement.

     Compared to the same quarter last year, worldwide oil prices decreased by $6.08 per barrel, or 34 percent, and U.S. natural gas prices decreased by $.44 per mcf, or 17 percent. Crude oil volumes decreased by 13 mb/d and natural gas volumes decreased by 107 mmcf/d.

     Comparing 1998 to 1997, worldwide oil prices decreased by $5.36 per barrel, or 29 percent and U.S. gas prices decreased $.30 per mcf, or 13 percent. Crude oil volumes decreased 9 mb/d and natural gas volumes decreased by 117 mmcf/d.

     Discretionary cash flow for the fourth quarter was $118 million, or $1.11 per share, compared to $169 million, or $1.60 per share, in the 1997 fourth quarter. For the full year, discretionary cash flow was $416 million, or $3.92 per share versus $606 million, or $5.74 per share in 1997.

     For the year, the company reported replacing 100 percent of its 1998 production at a cost of $8.23 per equivalent barrel. 1998 reserve additions resulted primarily from the Yuralpa discovery at Block 21 in Ecuador and the extension of the Conger field at Garden Banks 215 in the Gulf of Mexico. Year-end reserves were reported at 614 million equivalent barrels. Year-end debt was reported at $1,306 million.

     Kerr-McGee Corporation and Oryx Energy Company recently announced a strategic merger that will create the fourth largest proven reserve base among independent, non-integrated oil and gas exploration and production companies based in the U.S. Cost savings and synergies are estimated to be in excess of $100 million per year. The transaction is subject to the approval by the shareholders of both companies, along with other customary closing conditions and is anticipated to close in the first quarter. The issuance of Kerr-McGee stock in the merger will be made only by means of a prospectus.

     Dallas-headquartered Oryx Energy Company is one of the largest independent oil and gas companies and trades on the New York Stock Exchange with the symbol "ORX". Oryx Energy conducts its domestic business through Sun Energy Partners, L.P., which trades with the symbol "SLP". Copies of this release may be obtained on the Oryx home page at www.oryx.com.

                                                              QUARTER ENDED         TWELVE MONTHS ENDED
                                                               DECEMBER 31              DECEMBER 31
                                                            ------------------      --------------------
                                                             1998        1997        1998          1997
                                                            ------      ------      ------        ------
                                                                       (MILLIONS OF DOLLARS)
Revenues
  Oil and gas.............................................  $  184      $  301      $  798        $1,213
  Other...................................................       6          --          22           (16)
                                                            ------      ------      ------        ------
                                                               190         301         820         1,197
                                                            ------      ------      ------        ------
Costs and Expenses
  Operating costs.........................................      59          59         226           255
  Production taxes........................................       8          40          50           161
  Exploration costs.......................................      38          31         133            80
  DD&A....................................................     149          80         374           311
  G&A.....................................................      12          14          52            58
  Interest and debt expense...............................      29          28         115           111
  Interest capitalized....................................      (1)         (4)        (16)          (16)
  Provision for restructuring.............................       8          --          33            --
                                                            ------      ------      ------        ------
                                                               302         248         967           960
                                                            ------      ------      ------        ------
                                                              (112)         53        (147)          237
Provision (Benefit) for Income Tax........................     (39)         11         (52)           68
Remeasurement of Foreign Deferred Tax.....................      (2)          1          --            (3)
                                                            ------      ------      ------        ------
Income (Loss) Before Extraordinary Item...................     (71)         41         (95)          172
Extraordinary Item........................................      --          (2)         --            (2)
                                                            ------      ------      ------        ------
Net Income (Loss).........................................  $  (71)     $   39      $  (95)       $  170
                                                            ------      ------      ------        ------
Basic Net Income (Loss) Per Share*
  Before extraordinary item...............................  $ (.67)     $  .39      $ (.90)       $ 1.63
  Extraordinary item......................................      --        (.02)         --          (.02)
                                                            ------      ------      ------        ------
  Net income (loss).......................................  $ (.57)     $  .37      $ (.90)       $ 1.61
                                                            ------      ------      ------        ------
Basic Common Shares (in millions).........................   106.2       105.8       106.1         105.6
Discretionary Cash Flow...................................  $  118      $  169      $  416        $  606
DCF Per Share.............................................  $ 1.11      $ 1.60      $ 3.92        $ 5.74
ED&A Outlays..............................................  $   67      $  121      $  530        $  547
Average Daily Net Production
  Crude and Condensate (MBbl)
    United States.........................................      43          50          44            46
    United Kingdom........................................      50          56          53            60
    Other Foreign.........................................       8           8           9             9
                                                            ------      ------      ------        ------
    Worldwide.............................................     101         114         106           115
  Natural Gas (MMcf)
    United States.........................................     365         467         375           490
    United Kingdom........................................       8          13          10            12
                                                            ------      ------      ------        ------
    Worldwide.............................................     373         480         385           502
Average Price
  Crude and Condensate ($ per Bbl)........................
    United States.........................................   12.51       18.21       13.58         18.75
    United Kingdom........................................   12.36       18.57       13.55         19.00
    Other Foreign.........................................    6.11       12.54        7.24         12.88
    Worldwide.............................................   11.91       17.99       13.07         18.43
  Natural Gas ($ per Mcf)
    United States.........................................    2.11        2.55        2.10          2.40
    United Kingdom........................................    2.70        2.09        2.34          2.26
    Worldwide.............................................    2.13        2.53        2.10          2.39

---------------

* Diluted earnings per share were the same as basic earnings per share for each quarter and for the 1998 twelve months and one cent less than basic for the 1997 twelve months.